Exhibit 99.1
www.angieslist.com

Angie's List Elects David B. Mullen as Director
INDIANAPOLIS — June 9, 2014 — Angie’s List, Inc. (NASDAQ: ANGI) announced today that its Board of Directors unanimously elected David B. Mullen as a director, effective June 9, 2014. The Board of Directors also appointed Mr. Mullen to its Audit Committee.

Mr. Mullen has 27 years of hands-on operating experience with successful high-growth technology companies and 15 years as a public company executive. From 2002 - 2010, Mr. Mullen served as the Executive Vice President and Chief Financial Officer of NAVTEQ Corporation and prior to joining NAVTEQ Corporation, he served as President and Chief Financial Officer of Allscripts Healthcare Solutions, Inc. Mr. Mullen currently serves on the Board of Directors of two public companies: Avid Technology, Inc., where he is the Chairman of the Audit Committee and a member of the Compensation Committee, and Mattersight Corporation, where he is a member of the Audit Committee. Mr. Mullen holds an A.B. Degree from Princeton University and an M.B.A. from The Wharton School University of Pennsylvania and is a Certified Public Accountant.

"We are thrilled to welcome David to our Board," said Bill Oesterle, Angie’s List’s Chief Executive Officer. "His unique perspective and significant industry and operational experience complement the Angie’s List team well. His participation on our Board of Directors is expected to add substantial value and insight as the Company continues to evaluate and execute its growth strategies."
About Angie’s List
Angie's List helps facilitate happy transactions between more than 2.6 million consumers nationwide and its collection of highly-rated service providers in 720 categories of service, ranging from home improvement to health care. Built on a foundation of authentic reviews of local service, Angie’s List offers unique tools and support designed to improve the local service experience for both consumers and service professionals.

CONTACT:
Investor Relations at Angie’s List
888-619-2655
investorrelations@angieslist.com

Or

Leslie Arena
Investor Relations
317-808-4527
lesliea@angieslist.com

Cheryl Reed
Public Relations
317-396-9134
cherylr@angieslist.com